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                                                                   EXHIBIT 10(d)

                                 PERRIGO COMPANY
                       LONG-TERM INCENTIVE AWARD AGREEMENT

            (Under the Perrigo Company 2003 Long-Term Incentive Plan)

TO:        Board Member's Name

RE:        Notice of Long-Term Incentive Award

Dear First Name:

      This is to notify you that Perrigo Company (the "Company") has granted you an Award under the Perrigo Company 2003 Long-Term Incentive Plan (the "Plan"), effective as of Date, 2007 (the "Grant Date"). This Award consists of two different types of incentives: a nonqualified stock option and shares of service-based restricted stock. The terms and conditions of each of these incentives are set forth in the remainder of this agreement (the "Agreement"). The capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms under the Plan.

                                    SECTION 1

                            NONQUALIFIED STOCK OPTION

      1.1 Grant of Option. As of the Grant Date, and subject to the terms and conditions of this Agreement and the Plan, the Company grants you a nonqualified stock option (the "Option") to purchase (# of shares) shares of the Company's common stock, without par value ("Common Stock"), at a per share price of $xx.xx (the "Option Price"), which is equal to the Fair Market Value of such Common Stock as of the Grant Date.

      1.2 Timing and Duration of Exercise.

            (a) The Option shall vest and become fully exercisable, subject to the requirements of subsection (b) below, on Date (the "Vesting Date"), provided you have continuously provided services to the Company from the Grant Date through the Vesting Date.

      Notwithstanding the above vesting schedule, any portion of the Option that has not vested or been forfeited previously shall immediately vest in full upon, and, subject to subsection (b) below, may be exercised in whole or in part at any time after, (1) the occurrence of a Change of Control that occurs while you are providing service to the Company or (2) your death, Disability or Retirement.

            (b) Except as provided below, the vested Option must be exercised by you, if at all, while you are providing service to the Company or within three months following your Termination Date, but in no event after (10 years minus one day), 2017 (the "Expiration Date").

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If your Termination Date occurs by reason of your Retirement, death or
Disability, the Option may thereafter be exercised by you, or in the event of your death, by your estate or your designated beneficiary, or in the event of your Disability, by you or your legal representative, at any time prior to the Expiration Date. If you die after your Termination Date and during the period in which the Option is exercisable, the right to exercise the Option during such period will be governed by Plan Section 11(d).

      Any portion of the Option that is not vested pursuant to this Section 1.2 as of your Termination Date will be forfeited immediately. If the Option is not exercised as to all of the vested shares covered by the Option within the applicable time period and in the manner provided herein, the Option will terminate and will not be exercisable thereafter. In no event may the Option be exercised after the Expiration Date.

      1.3 Method of Exercise. The vested Option, or any part of it, shall be exercised by written notice directed to the President, Chief Financial Officer or Secretary of the Company at the Company's principal office in Allegan, Michigan, or by using other notification permitted by the Company. Such notice must satisfy the following requirements:

            (a) The notice must state the Grant Date, the number of shares of Common Stock subject to the Option, the number of shares of Common Stock with respect to which the Option is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered and the person's address and Social Security number (or if more than one person, the names, addresses and Social Security numbers of such persons).

            (b) The notice shall be accompanied by a check, bank draft, money order or other cash payment, or by delivery of a certificate or certificates, properly endorsed, for shares of Common Stock that you have held for at least six months and that are equivalent in Fair Market Value on the date of exercise to the Option Price (or any combination of cash and shares), in full payment of the Option Price for the number of shares specified in the notice.

            (c) The notice must be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than you, be accompanied by proof, satisfactory to the Committee, of the right of such person or persons to exercise the Option.

                                    SECTION 2

                    RESTRICTED SHARES - SERVICE-BASED VESTING

      2.1 Grant of Restricted Shares. As of the Grant Date, and subject to the terms and conditions of this Agreement and the Plan, the Company grants you (#) shares of Common Stock ("Restricted Shares").

      2.2 Vesting. Except as provided in Section 2.3, the Restricted Shares awarded hereunder shall vest on Date (the "Restricted Shares Vesting Date") provided you have continuously provided services to the Company from the Grant Date through the Restricted Shares Vesting Date.

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      Except as provided in Section 2.3, if your Termination Date occurs prior to the Restricted Shares Vesting Date, the Restricted Shares awarded under this Agreement shall be permanently forfeited on your Termination Date. The "Restricted Period" with respect to a Restricted Share awarded under this Agreement is the period beginning on the Grant Date and ending on the Restricted Shares Vesting Date (or, if earlier, the date the Restricted Shares vest under Section 2.3).

      2.3 Special Vesting Rules. Notwithstanding Section 2.2 above:

            (a) If your Termination Date occurs by reason of death, Disability or Retirement, with the Company's consent, any Restricted Shares awarded under this Agreement that have not vested prior to such Termination Date shall become fully vested.

            (b) In the event of a Change in Control of the Company while you are providing services to the Company, all Restricted Shares that have not vested or been forfeited prior to the date of such Change in Control shall become fully vested on such date.

      2.4 Terms and Conditions of Restricted Shares. The Restricted Shares granted under this Agreement shall be subject to the following additional terms and conditions:

            (a) Except as may otherwise be specifically permitted under the Plan, Restricted Shares may not be sold, assigned, pledged or otherwise encumbered prior to the end of the Restricted Period.

            (b) Except as otherwise provided in this Agreement, you shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends paid on such shares.

            (c) The stock certificate(s) representing the Restricted Shares shall be issued or held in book entry form. If a stock certificate is issued, it shall be delivered to the Secretary of the Company or such other custodian as may be designated by the Company, to be held until the end of the Restricted Period or until the Restricted Shares are forfeited. Any certificates representing Restricted Shares granted pursuant to this Agreement shall bear a legend in substantially the form set forth below:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Perrigo Company 2003 Long-Term Incentive Plan and an agreement entered into between the registered owner and Perrigo Company. A copy of such plan and agreement is on file in the office of the Secretary of Perrigo Company, 515 Eastern, Allegan, Michigan 49010."

As soon as practicable after the Restricted Period ends with respect to Restricted Shares that have not been forfeited, the Company shall transfer share certificates to you, free of all restrictions; provided, however, the Company may withhold unrestricted shares otherwise transferable to you to the extent necessary to satisfy withholding taxes due by reason of the vesting of the Restricted Shares, in accordance with Section 3.6.

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                                    SECTION 3

                          GENERAL TERMS AND CONDITIONS

      3.1 Nontransferability. Awards under this Agreement shall not be transferable other than by will or by the laws of descent and distribution. During your lifetime, the Option granted under this Agreement shall be exercisable only by you or by your guardian or legal representative in the event of your Disability.

      3.2 No Rights as a Stockholder. You shall not have any rights as a stockholder with respect to any shares of Common Stock subject to the Option portion of this Agreement prior to the date of issuance to you of a certificate or certificates for such shares.

      3.3 Cause Termination. If your Termination Date occurs for reasons of Cause, all of your rights under this Agreement, whether or not vested, shall terminate immediately.

      3.4 Awards Subject to Plan. Enclosed for your review is a copy of the Plan. The granting of the Award under this Agreement is being made pursuant to the Plan and the Award shall be exercisable or payable, as applicable, only in accordance with the applicable terms of the Plan. The Plan contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Agreement. ALL THE PROVISIONS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY WRITTEN INTO THIS AGREEMENT. Should the Plan become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation or other term or condition of the Plan as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the Plan, as a rule of construction the terms of the Plan shall be deemed superior and apply.

      3.5 Adjustments in Event of Change in Common Stock. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the number and kind of shares subject to the Award under this Agreement, and the Option Price, where applicable, will be appropriately adjusted in an equitable manner to prevent dilution or enlargement of the rights granted to or available for you.

      3.6 Withholding. This Award is subject to the withholding of all applicable taxes. The Company may withhold, or permit you to remit to the Company, any Federal, state or local taxes applicable to the grant, vesting or other event giving rise to tax liability with respect to this Award. State tax will be withheld at the appropriate rate set by the state in which you are employed or were last employed by the Company. You may elect to surrender previously acquired Common Stock or to have the Company withhold Common Stock relating to this award in an amount sufficient to satisfy all or a portion of the minimum tax withholding required by law.

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      3.7 Compliance with Applicable Law. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any shares of Common Stock under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

      3.8 Successors and Assigns. This Agreement shall be binding upon any or all successors and assigns of the Company.

      3.9 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United States District Court for the Western District of Michigan, and in any appellate court thereof.

                                      ****

      We look forward to your continuing contribution to the growth of the Company. Please acknowledge your receipt of the Plan and this Award on the enclosed copy of this Agreement, and return it to us.

                                Very truly yours,


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Date                            Joseph C. Papa
                                President & Chief Executive Officer

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                            ACKNOWLEDGMENT OF RECEIPT

      I acknowledge receipt of the Perrigo Company 2003 Long-Term Incentive Plan (the "Plan"). I further acknowledge receipt of this Long-Term Incentive Agreement and agree to be bound by the terms and conditions expressed herein and in the Plan. I further agree that all decisions and determinations of the Committee shall be final and binding.

Date:
      ------------              ----------------------------------------------
                                NAME

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